Exhibit 10.3

SUSQUEHANNA BANCSHARES, INC.

SHORT-TERM INCENTIVE PLAN

Introduction

Susquehanna Bancshares, Inc. (the “Company”) has adopted this Short-Term Incentive Plan (the “Plan”) to provide a vehicle to reward eligible employee’s for their contributions to the Company’s financial success.

Effective Date

The Plan was originally effective as of January 1, 2011. The Plan is now amended and restated effective as of January 1, 2012. Each January 1 to December 31 period will be the “Plan Year.” The Plan will be reviewed annually by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) to ensure proper alignment with the Company’s business objectives. The Compensation Committee retains the rights, as described below, to amend or modify the Plan at any time.

Purpose

The Plan’s objectives are to:

•	Align executives, management and employees with the Company’s strategic plan and critical performance goals.

•	Encourage teamwork and collaboration across all areas of the Company - the collective contributions from all our contributions will drive improved business results.

•	Motivate and reward the achievement of core performance objectives.

•	Provide payouts commensurate with Company, affiliate, region, function, unit and/or employee performance – as defined by each participating role.

•	Provide competitive total compensation opportunities

•	Enable the Company to attract, motivate and retain talented employees.

•	Ensure our incentives are appropriately risk-balanced (i.e. do not unintentionally motivate inappropriate risk taking).

•	Provide a program that is simple and easy to understand and administer.

The Plan is intended to meet the requirements for “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) with respect to the named executive officers of the Company.

Plan Administration

The Plan has been approved by the Compensation Committee, and the Compensation Committee will administer the Plan. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration of the Plan. The Compensation Committee will make all final determinations regarding cash compensation paid to named executive officers under the Plan which for purposes of the Plan include all executive officers of the Company. Except as required by applicable law, determinations for other employees will be made by senior management subject to review and approval by the Compensation Committee. Any determination by the Compensation Committee will be final and binding.

Participation and Eligibility

Selected full-time employees are eligible to participate in the Plan. Full-time employees will be nominated by senior management to be eligible to participate in the Plan. The Compensation Committee will approve all named executive officers for participation in the Plan and will approve all other full-time employees as recommended by management for participation in the Plan.

Other criteria for participation include:

•

An employee must be employed on a full-time basis by September 30 of the Plan Year to be eligible to participate in the Plan for the Plan Year. A full-time employee hired after September 30 of the Plan Year must wait until the next applicable Plan Year to be eligible to participate in the Plan.

•

An employee must have one or more approved goals in the “MyPerformance” system as of April 30 of a Plan Year (or such other date as is set by the Compensation Committee for the Plan Year) or within 30 days after commencement of employment, if later, unless otherwise determined by the Compensation Committee.

•

An employee must not be on a Performance Improvement Plan and must receive a performance rating of “Meets Expectations” (or such equivalent) or better for the Plan Year and remain in good standing throughout the Plan Year. If an employee is placed on probation during the Plan Year, any Award earned will reduced on a prorata basis to reflect the time on probation.

•	An employee must be current with all regulatory and compliance requirements.

•	An employee generally must be an active employee as of the Award payout date to receive an Award.

For purposes of the Plan “employee” shall mean an employee of the Company (including an officer or director who is also an employee), but excluding any individual (a) employed in a casual or temporary capacity (i.e., those hired for a specific job of limited duration), (b) whose terms of employment are governed by a collective bargaining agreement that does not provide for participation in the Plan, (c) any individual characterized as a “leased employee” within the meaning of section 414(n) of the Code, (d) classified by the Company as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court, (e) employed as a mortgage loan originator as defined by TILA and Regulation Z, or (f) who participates in a different incentive plan sponsored by a subsidiary of the Company. Any change of characterization of an individual by any court or government agency shall have no effect upon the classification of an individual as an employee for purposes of the Plan, unless the Compensation Committee determines otherwise. Whether an employee is exempt or non-exempt shall be determined by the Company’s Human Resource Department based on the employee’s status as of the end of the Plan Year for which an Award is earned. Unless otherwise specified herein, all references to employee in the Plan shall include both exempt and non-exempt employees.

Performance Period

The performance period for the Plan is the Plan Year.

Incentive Targets

Each eligible employee will have a specified target annual cash incentive award (the “Target Award”), based on his or her role at the Company. Except as required by applicable law, the Target Award is determined by the Compensation Committee for named executive officers and by senior management for all other eligible employees in their sole discretion. Target Awards are based on competitive practices and reflect the amount of the Award to be paid for meeting predefined performance goals at the 100% level. Target Awards will be defined as a percentage of base earnings. Base earnings mean the amount of base salary but excluding overtime actually earned by an eligible employee for a Plan Year, determined as of the last day of the Plan Year. This allows for an automatic conversion for part-time employees, employees who receive salary increases during the year, and employees who are employed after the start of the year.

Actual awards (“Awards”) can range from 0% to 200% of target, to be established each year, depending on performance and may be based on achievement of threshold (i.e. baseline), target and stretch (i.e. superior) performance which will be determined by the Compensation Committee or such other cap or limitation as the Compensation Committee may set for a Plan Year; provided that for Awards intended to qualify as “qualified performance-based compensation” for purposes of section 162(m) of the Code the maximum amount payable to any employee under the Plan is 200% of base earnings. Performance below threshold will result in no payout.

If an employee changes his or her role or is promoted during the Plan Year, and that promotion results in a higher Target Award opportunity, he/she will be eligible for the new role’s Target Award opportunity on a pro rata basis.

In the event of an approved leave of absence, the Target Award opportunity level for the year will be adjusted to reflect the time in active status.

Performance Goals

For each Plan Year, each eligible employee will have predefined performance goals that will be used, in part, to determine his or her Award.

There may be up to four categories of performance goals for each eligible employee:

•	Corporate,

•	Division,

•	Unit,

•	And/or Individual (defined for each role).

All employees will have a portion of their incentive opportunity tied to Corporate performance.

To the extent Awards are intended to qualify as “qualified performance based compensation” for purposes of section 162(m) of the Code, performance goals will be set by the Compensation Committee no later than the earlier of (i) 90 days after the beginning of the Plan Year or (ii) the date on which 25% of the Plan Year has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code and may be based on earnings or earnings growth (including but not limited to earnings per share or net income); economic profit, stockholder value added or economic value added; return on equity, assets or investment; revenues; expenses; stock price or total stockholder return; regulatory compliance; satisfactory internal or external audits; improvement of financial or credit ratings; achievement of asset quality objectives; achievement of balance sheet or income statement objectives, including, without limitation, capital and expense management; efficiency ratio; non-interest income to total revenue ratio; net interest margin; credit quality measures (including non-performing asset ratio, net charge-off ratio, and reserve coverage of non-performing loans); net operating profit; loan growth; deposit growth; non-interest income growth; market share; productivity ratios; achievement of risk management objectives; or any other objective goals established by the Compensation Committee. Such performance goals may also be particular to an eligible employee or the division, department, branch, line of business, subsidiary or other unit in which the employee works, or may be based on attaining a specified absolute level of the performance goal, or a percentage increase or decrease in the performance goal compared to a pre-established target, previous years’ results, or a designated market index or comparison group, all as determined by the Compensation Committee.

Performance targets and ranges for each corporate performance goal will be recommended by management and approved by the Compensation Committee. Target Awards may provide for differing amounts to be paid based on differing thresholds of performance. The Company will notify each eligible employee of the employee’s Target Award and the applicable performance goals for the Plan Year. The specific allocation of goals, including how the performance goals are weighted, will be determined at the discretion of the Compensation Committee and may be based on the eligible employee’s role, key area of contribution or such other factor as determined by the Compensation Committee.

For Awards intended to meet the requirements for “qualified performance-based compensation” under section 162(m) of Code, the Compensation Committee will specify in the minutes (i) each employee’s Target Award, (ii) the performance goals for each eligible employee, and (iii) how the financial calculations for the performance goals will be made, including what, if any, adjustments will be made in accordance with the Plan. The maximum dollar amount that may be paid to an eligible employee for a Plan Year is 200% of base earnings. For decisions with respect to Awards not intended to be “qualified performance-based compensation,” the Compensation Committee will have flexibility in establishing the Target Award opportunity, performance goals and Award level for each eligible employee under the Plan.

Award Levels

At the end of the Plan Year (December 31st), or as soon as practical thereafter, performance is assessed against the specific goals established at the start of the Plan Year. An eligible employee will earn an Award for the Plan Year based on the level of achievement of the performance goals established by the Compensation Committee for the Plan Year; provided that the Compensation Committee may reduce (but not increase) an Award below the level determined based on the Performance Goals. Unless the Compensation Committee determines otherwise, Awards will be interpolated based on performance between the applicable performance levels.

Payout for each goal is determined independently in arriving at the overall incentive payout. As a result, an eligible employee may not achieve baseline (threshold) performance on one goal but may still receive an Award based upon the level of attainment of other performance goals (assuming the eligible employee maintains a minimum performance rating of “satisfactory” (or such equivalent) or better).

Awards under the Plan are based on the performance results for the Plan Year. Achieving higher levels of performance above target up to stretch will increase the Plan payouts to the eligible employee. Similarly, achieving less than target performance will reduce the Plan payouts.

Adjustment to Target Awards and Performance goals

Except with respect to Awards to named executive officers that are structured to satisfy the requirements for “qualified performance based compensation” under section 162(m) of the Code, the Compensation Committee may at any time prior to the final determination of Awards change the Target Award opportunity of any eligible employee or assign a different Target Award opportunity to an eligible employee to reflect any change in the employee’s responsibility level or position during the course of the performance period.

In addition, the Compensation Committee may, but only to the extent consistent with the requirements of section 162(m) of the Code for Awards intended to meet the requirements for “qualified performance-based compensation,” at any time prior to the financial determination of Awards, change the performance goals to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.

Application of Section 162(m) of the Internal Revenue Code

Awards structured to satisfy the requirements for “qualified performance based compensation” under section 162(m) of the Code will be based on performance goals, including the requirement that the achievement of the performance goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. An Award that is designated as “qualified performance based compensation” under section 162(m) of the Code may not be awarded as an alternative to any other award that is not designated as “qualified performance based compensation,” but instead must be separate and apart from all other awards made. The Compensation Committee is authorized to reduce an Award for the Plan Year based upon its assessment of personal performance or other factors, but not to increase the Award beyond the amount determined based on achievement of the performance goals for that employee. Any reduction of an eligible employee’s Award will not result in an increase in any other eligible employee’s Award.

Incentive Award Payments

For Awards structured to satisfy the requirements for “qualified performance based compensation” under section 162(m) of the Code and for Awards to named executive officers, the Compensation Committee will certify the performance goals for the Plan Year and the Awards that will be paid by the Company to each employee following the final determination of the Company’s financial results for the Plan Year. Except as required by applicable law or as otherwise determined by the Compensation Committee, all other Awards will be approved by the Compensation Committee based on the achievement of the performance goals by the employee.

Except as provided below and subject to the requirements of applicable law, employees who terminate during the Plan Year will not be eligible to receive an Award for that Plan Year. Further, to encourage employees to remain in the employment of the Company, except as set forth herein, an employee must be an active employee of the Company on the date the applicable portion of the Award is paid in accordance with the payment schedule set forth below.

Unless the Compensation Committee determines otherwise, Awards will be paid out to selected exempt employees in three installments following the end of the Plan Year; provided that the employee remains employed through the applicable payment date, as follows: 50% of the Award will be paid out within two and one half months following the end of the Plan Year (i.e. no later than March 15) (such actual date the “Payment Date”), 25% of the Award will be paid out on the first anniversary of the Payment Date and the remaining 25% of the Award will be paid out on the second anniversary of the Payment Date. Payment of the installments may be subject to attainment of additional performance criteria as determined by the Compensation Committee. All Awards to non-exempt employees will be paid as a single lump sum cash payment on the Payment Date. Awards may be paid in cash or equity, or a combination of the two, as determined by the Compensation Committee. If Award are paid in equity, such Awards shall be made under the Amended and Restated Susquehanna Bancshares, Inc. 2005 Equity Compensation Plan.

If an employee ceases to be employed by the Company prior to the end of the Plan Year for which an Award may be earned due to death, disability (within the meaning of section 22(e)(3) of the Code) or on account of an early or normal retirement (as defined by Susquehanna Bancshares, Inc. Cash Balance Pension Plan), his or her Award under the Plan will be pro-rated based on actual performance for the applicable Plan Year. Such pro-rated amount will be calculated by multiplying the amount of the Award that the employee would have received had he remained employed through the end of the Plan Year by a fraction, the numerator of which is the number of completed calendar months during which the employee was employed by the Company during the Plan Year and the denominator of which is 12. Any Award owed to the employee will be paid to the employee, or the employee’s estate, as applicable, in a lump sum on the Payment Date at the time Awards earned for the applicable Plan Year are paid under the Plan to other employees, but in any event not later than March 15 of the Plan Year following the Plan Year for which the Award was earned.

If an exempt employee ceases to be employed by the Company due to death, disability or on account of an early or normal retirement, at any time following the Payment Date but prior to one or both of the subsequent payment dates on the first or second anniversary of the Payment Date, the remaining amount of the Award not yet paid will be paid in full within 30 days following the date of the exempt employee’s death, termination due to disability or early or normal retirement, as applicable.

Awards will be considered taxable income to employees in the year paid and will be subject to withholding for required income and other applicable taxes.

Discretionary Awards

In addition to Awards that are designated “qualified performance-based compensation” under section 162(m) of the Code, as described above, the Compensation Committee may grant to employees such other incentive awards as the Compensation Committee deems appropriate, which may be based on Unit/Individual goals, Corporate/Company goals or such other criteria as the Compensation Committee determines. Decisions with respect to such incentive awards will be made separate and apart from the Awards intended to be “qualified performance-based compensation.”

Taxes

The Company is authorized to withhold from any payment under the Plan, amounts of withholding and other taxes due in connection with a payment made under the Plan, and to take such other action as the Compensation Committee may deem advisable to enable the Company and employees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payment

Application of Section 409A of the Internal Revenue Code

The Plan is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A of the Code or an exception thereto. Notwithstanding anything in the Plan to the contrary, payments may only be made upon an event and in a manner permitted by section 409A of the Code or an exception thereto. If a payment is not made by the designated payment date under the Plan, the payment shall be made by December 31 of the calendar year in which the designated date occurs. For purposes of section 409A of the Code, all payments to be made upon an employee ceasing to be employed by, or providing service to, the Company may only be made upon the employee’s “separation from service” (within the meaning of such term under section 409A of the Code).

Notwithstanding anything in the Plan to the contrary, if an employee is a “key employee” under section 409A of the Code and payment of any amount under the Plan is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amount will be delayed as required by section 409A of the Code and will be paid within 10 days after the end of the six-month period. If the employee dies during such six-month period, the amounts withheld on account of section 409A of the Code will be paid to the personal representative of the employee’s estate within 60 days after the date of the employee’s death.

Limitations on Rights Conferred under Plan

Nothing contained in the Plan or in any documents related to the Plan will confer upon any employee any right to continue as an employee or in the employ of the Company or constitute any contract or agreement of employment, or interfere in any way with the right of the Company to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such employee, with or without cause, but nothing contained in this Plan or any document related thereto will affect any other contractual right of any employee. No benefit payable under, or interest in, this Plan will be transferable by an employee except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

Plan Changes or Discontinuance

The Compensation Committee may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time; provided, however, that the Compensation Committee will not amend the Plan without shareholder approval if such approval is required by section 162(m) of the Code. The Plan must be re-approved by the Company’s shareholders no later than the first shareholders’ meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan, if additional Awards are to be paid under the Plan and if required by section 162(m) of the Code or the regulations thereunder.

Ethics, Interpretation and Clawback

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Company’s interpretation expressed by the Compensation Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by this Plan to which the employee would otherwise be entitled will be revoked.

All Awards under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board of Directors or a duly authorized committee thereof, whether or not approved before or after the effective date of the Plan.

Severability

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions will not, in any way, be affected or impaired thereby.

Successors and Assigns

The provisions of the Plan will be binding upon the Company and its successors and upon the employees and their legal representatives.

Governing Law

The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any payment made under the Plan will be determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws, and applicable federal law.